Exhibit 10.4

As Amended 8/4/15

CoLucid Pharmaceuticals, Inc.

Non-Employee Director Compensation Policy

(August 4, 2015)

Each director of CoLucid Pharmaceuticals, Inc. (the “Company”) who is not an officer or employee of the Company shall receive the following compensation:

•	Annual cash retainer: $40,000 per director except for the chairperson who shall receive $65,000.
•	Committee chairs: Supplemental annual cash retainers of:

Audit Committee:	$15,000
Compensation Committee:	$10,000
Nominating and Corporate Governance Committee:	$7,500
•	Cash retainers are payable in quarterly installments, in arrears, on the last business day of each calendar quarter.
•	Annual non-statutory stock option grants:
o

Each option to purchase shares of the Company’s common stock to be granted on the date of each annual meeting of the Company’s stockholders and to have a grant date fair value computed in accordance with FASB ASC Topic 718 of $45,000, using the closing sale price per share of the Company’s common stock on the NASDAQ Global Market on the date of the Company’s annual meeting of stockholders.

o

Granted to each director who is serving as a director of the Company immediately following the annual meeting of stockholders, with an exercise price per share equal to the closing sale price per share of the Company’s common stock on the NASDAQ Global Market on the date of the Company’s annual meeting of stockholders.

o	Vests immediately prior to the start of the Company’s first annual meeting of stockholders following the date of grant, provided the recipient remains a member of the board as of the vesting date.
o	Maximum term of ten years measured from the date of grant.
o

An individual first elected as a director of the Company between annual meetings of stockholders will receive a non-statutory stock option grant effective the date of such election with a grant date fair value equal to a pro rata portion of $45,000, such pro rata portion based on the number of days such director will serve until the next annual meeting of stockholders as compared to the number of days between that annual meeting and the immediately preceding annual meeting of stockholders.  In calculating the grant date fair value and setting the exercise price, the closing sale price per share of the Company’s common stock on the NASDAQ Global Market on the date of the director’s election shall be used.

•	Reimbursement of expenses: The Company shall reimburse directors for reasonable expenses incurred in connection with attending board and committee meetings.
•

Equity in lieu of cash compensation:  Each director may elect to receive, in lieu of some or all of the cash compensation the director would otherwise be entitled to receive, fully vested non-statutory stock options to purchase shares of Company common stock.  If such an election is made, the stock options will:

o

Be granted under the Company’s 2015 Equity Incentive Plan, the grant date of the options will be the first business day of January and July each calendar year, and each option will correspond to cash compensation the director would otherwise have been entitled to receive during the preceding two calendar quarters.

o

Have (i) a grant date fair value computed in accordance with FASB ASC Topic 718 equal to the amount of cash compensation elected to be received in the form of a stock option, using the closing sale price per share of the Company’s common stock on the NASDAQ Global Market on the date of issuance of the applicable award, (ii) an exercise price per share equal to the closing sale price per share of the Company’s common stock on the NASDAQ Global Market on the date of issuance of the applicable award, and (iii) a term of ten years.